EXHIBIT 4.1
SUBSCRIPTION AGREEMENT
     This SUBSCRIPTION AGREEMENT (this “Agreement”) is made the 31st day of March, 2008 by and between AirNet Systems, Inc., an Ohio corporation (the “Company”), and AirNet Holdings, Inc., a Delaware corporation (“Purchaser”).
     WHEREAS, Purchaser desires to purchase common shares, par value $0.01 per share, of the Company (the “Common Shares”), and the Company desires to issue and sell Common Shares to Purchaser subject to the terms and conditions of this Agreement;
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Purchaser and AirNet Acquisition, Inc. are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, AirNet Acquisition, Inc. will be merged with and into the Company, with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser and the Company are entering into a Registration Rights Agreement pursuant to which the Company will grant to Purchaser certain registration rights in respect of the Common Shares acquired by Purchaser hereunder.
     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
     Section 1. Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, Purchaser hereby subscribes for and agrees to purchase, and the Company does hereby agree to sell to Purchaser, at the Closing (as defined below), 1,934,137 Common Shares at the price of $2.81 per Common Share.
     Section 2. Delivery of Purchase Price. In consideration of and in exchange for the Common Shares to be purchased hereunder, Purchaser shall deliver to the Company, prior to or at the Closing, the aggregate consideration of $5,434,924.97 (the “Purchase Price”), payable in cash or by wire transfer of immediately available funds.
     Section 3. Closing. The closing of the purchase and sale of the Common Shares (the “Closing”) shall occur at the offices of the Company at 10:00 a.m. on the date hereof or at another time and location as mutually agreed by the Company and Purchaser. In consideration of the purchase by Purchaser of the Common Shares and the payment of the Purchase Price therefor, the Company shall deliver to Purchaser at the Closing the number of Common Shares purchased by Purchaser as set forth above.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Purchaser that:
     Section 1. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.
     Section 2. Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company under this Agreement required to be performed at or prior to the Closing and the performance of all obligations of the Company necessary for the authorization, issuance and delivery of the Common Shares has occurred. This Agreement, when executed and delivered by the parties hereto, shall constitute the valid and legally binding obligation of the Company and shall be enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors’ rights generally and except to the extent enforceability may be limited by general equitable principles, whether such principles are considered in a proceeding at law or in equity.
     Section 3. Capital Structure. The Company is authorized to issue 40,000,000 Common Shares and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of the date hereof, there were 10,179,671 Common Shares issued and outstanding and no Preferred Shares issued and outstanding.
     Section 4. Validity of Common Shares. The Common Shares, when issued, sold and delivered in accordance with the terms of this Agreement shall be duly authorized and validly issued, and shall be fully paid and nonassessable free and clear of all liens and encumbrances.
     Section 5. Securities Act. The sale of Common Shares in accordance with the terms of this Agreement (assuming the accuracy of the representations and warranties of Purchaser contained in Article III hereof) is exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”). No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Common Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the Company that:
     Section 1. Authorization. All corporate action on the part of Purchaser necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Purchaser under this Agreement required to be performed at or prior to the Closing has occurred. This Agreement, when executed and delivered by the parties hereto, shall constitute the valid and legally binding obligation of Purchaser and shall be enforceable against Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors’ rights generally and except to the extent enforceability may be limited by general equitable principles, whether such principles are considered in a proceeding at law or in equity.
     Section 2. Investment Representations.
          (a) This Agreement is made in reliance upon Purchaser’s representations to the Company, which by acceptance hereof Purchaser hereby confirms, that: (i) the Common Shares will be acquired by Purchaser for investment only, for its own account and not as a nominee or agent and not with a view to the sale or distribution of any part thereof in violation of applicable Federal and state securities laws; and (ii) Purchaser has no current intention of selling, granting participation in or otherwise distributing the Common Shares in violation of applicable Federal and state securities laws. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third person, with respect to any of the Common Shares in violation of applicable Federal and state securities laws.
          (b) Purchaser understands that the Common Shares have not been registered under the 1933 Act on the basis that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act and that the Company’s reliance on such exemption is predicated on the representations and warranties of Purchaser set forth herein.
          (c) Purchaser represents that it is an accredited investor (as such term is defined in Rule 501 of the 1933 Act).
     Section 3. Legends. Purchaser acknowledges that the certificates, if any, evidencing the Common Shares may bear legends as required by Federal and state securities laws.
ARTICLE IV
MISCELLANEOUS
     Section 1. No Waiver; Modifications in Writing. No failure or delay on the part of the Company or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver of or consent to any departure by either party from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof, provided that notice of any such waiver shall be given to each party hereto as set forth below. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the

Company and Purchaser. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
     Section 2. Notices. All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified in Section 8.3 of the Merger Agreement.
     Section 3. Purchaser Intentions. The Company acknowledges and agrees that it believes, in good faith, that: (i) the Purchaser’s stated sole purpose in proposing to enter into the Merger Agreement was to succeed in acquiring control of the Company and that, under the circumstances, including, without limitation, the Purchaser’s proposed price, financing and other acquisition plans, the Purchaser’s financial resources and capabilities, and all other alternatives reasonably anticipated to become available to the Company’s shareholders, there are reasonable grounds to believe that the Purchaser will acquire control of the Company; and (ii) the public disclosure made and contemplated to be made by or on behalf of the Purchaser in connection with the transactions contemplated by the Merger Agreement concerning the Purchaser’s intentions or the possibility of making a proposal to acquire control of the Company and all other conduct and practices by or on behalf of the Purchaser in connection with any aspect of the proposed transactions contemplated by the Merger Agreement were not effected with a purpose of affecting market trading and thereby increasing any profit or decreasing any loss which the Purchaser might realize, directly or indirectly, from the disposition of the Company’s Common Shares.
     Section 4. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     Section 5. Binding Effect; Assignment. The rights and obligations of the parties under this Agreement may not be assigned to any other person without the prior written consent of the other party. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement and their respective successors and assigns. This Agreement shall be binding upon the Company and Purchaser and their respective successors and assigns.
     Section 6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Ohio without giving effect to the principles of conflicts of laws thereof.
     Section 7. Further Assurances. From and after the date of this Agreement, upon the request of Purchaser or the Company, the Company and Purchaser shall execute and deliver such documents, instruments and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purpose of this Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:		PURCHASER:

AIRNET SYSTEMS, INC.		AIRNET HOLDINGS, INC.

By: Name:	/s/ Bruce D. Parker Bruce D. Parker	By: Name:	/s/ John Caple John Caple
Title:	Chairman of the Board, Chief Executive Officer and President	Title:	Vice President and Treasurer

[Signature Page to Subscription Agreement]